Apollo Group, Inc.
News Release

APOLLO GROUP, INC. STATEMENT ON SHAREHOLDER SUIT VERDICT

Phoenix, Arizona, January 16, 2008 – Apollo Group, Inc. (Nasdaq:APOL) is disappointed in the decision returned today by a Phoenix jury in a consolidated securities class action brought by the Policemen’s Annuity and Benefit Fund of Chicago. The case, tried in federal district court in Arizona, was premised on Apollo’s supposed failure to disclose unsubstantiated allegations from a preliminary government report.

“We disagree with the jury’s verdict, both the finding and the amount of damages,” said Wayne W. Smith of Gibson Dunn & Crutcher LLP, counsel to Apollo. “The law does not require the disclosure of preliminary or unproven charges in a government investigation. In not disclosing the report at issue, Apollo acted in good faith and in the best interests of its students, alumni, employees and shareholders, who could have been unfairly harmed by a premature disclosure.”

Importantly, the ultimate disclosure of the report’s contents caused no statistically significant movement in Apollo’s stock price. The plaintiff in the case did not suffer any damages; there simply was no loss associated with the initial report and its unsubstantiated allegations.

During trial, Apollo presented evidence demonstrating that the Company acted responsibly, consulted with professional advisors as appropriate, and at all times communicated truthfully to the market.

Apollo is evaluating options for appeal.

United States District Judge James A. Teilborg presided over the case. In addition to Mr. Smith, Apollo was represented by: Joseph P. Busch III and Jared M. Toffer of Gibson Dunn & Crutcher LLP; and David R. Rosenbaum of Osborn Maledon, P.A.

More information on the case may be found in Apollo’s Legal Information Center at www.apollolegal.com.

About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Insight Schools and Apollo Global.  It also owns Aptimus, a provider of innovative digital media solutions.  The Company’s distinctive educational programs and services are provided at the high school, college and graduate levels at 259 locations in 40 states and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico and the Netherlands, as well as online, throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu / Janess Pasinski ~ (480) 557-1719 ~ janess.pasinski@apollogrp.edu
Media Contact:
Sara Jones, Mercury Public Affairs, LLC ~ (818) 326-1871 ~ sjones@mercuryllc.com